EXHIBIT 99.1

Stratex Networks Announces Registered Direct Offering of $24.4 Million in Common Stock and Warrants

SAN JOSE, Calif., Sept. 21 /PRNewswire-FirstCall/ — Stratex Networks, Inc., (Nasdaq: STXN) announced that it priced a deal yesterday and entered into definitive agreements today for the sale of 2,581,780 units at a price of $9.44 per unit through a registered direct offering. Each unit consists of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $2.95 per share, resulting in the sale of approximately 10.3 million shares of Stratex Networks common stock and warrants to purchase approximately 2.6 million shares of Stratex Networks common stock in the aggregate. The transaction is expected to close on or about September 24, 2004 and to raise gross proceeds of approximately $24.4 million.

CIBC World Markets Corp. acted as placement agent for the transaction.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from Stratex Networks, at 120 Rose Orchard Way, San Jose, CA 95134, Attention: Carol Goudey, or by calling 408-943-0777.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is a provider of high-speed wireless transmission solutions.

Safe Harbor Statement

This news release contains forward-looking statements including statements relating to the Company’s anticipated proceeds from the offering. These forward-looking statements involve risks and uncertainties. Stratex assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, see the risk disclosures in the Company’s SEC filings, including its most recent Annual Report on Form 10-K for the year ended March 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

SOURCE Stratex Networks, Inc.

09/21/2004

CONTACT: Mary McGowan of Summit IR Group, Inc., +1-408-404-5401,

or mary@summitirgroup.com, for Stratex Networks, Inc.

Web site: http://www.stratexnet.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Stratex Networks’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.